Exhibit 99.2

Press Release

Contacts:	Roger G. Stoll, Ph.D.	Andrew Fowler

	Chairman, President and CEO	Investor and Media Relations

	Cortex Pharmaceuticals, Inc.	Waggener Edstrom Bioscience

	(949) 727-3157	(503) 443-7000

CORTEX REPORTS FOURTH QUARTER AND FISCAL 2002 RESULTS

—Results reflect a full year of research and licensing revenues from Servier—

IRVINE, CA (October 9, 2002)—Cortex Pharmaceuticals, Inc. (AMEX: COR) today reported a net loss of $983,000 ($0.06 per share) for the fiscal year ended June 30, 2002. This compares with a net loss of $2,673,000 ($0.16 per share) for the prior fiscal year. For the fourth quarter ended June 30, 2002, the Company reported a net loss of $383,000 ($0.02 per share) compared with a net loss of $740,000 ($0.04 per share) for the corresponding quarter in 2001.

“Operating results for the year ended June 30, 2002 reflect a full year of research and licensing revenues from our October 2000 agreement with Les Laboratoires Servier,” said Roger G. Stoll, Ph.D., Cortex Chairman, President and Chief Executive Officer. “Compared to the prior year, our reduced net loss was the result of these increased revenues rather than a reduction in operating expenses.”

“Our other collaborative partner, Organon, continues to test one of our proprietary AMPAKINE® compounds in a Phase II study in patients with schizophrenia.” Dr. Stoll added. “Organon’s decision to enter a Phase II trial triggered a $2,000,000 milestone payment to us earlier in the fiscal year.”

“As we recently reported, Servier has agreed to supplement our existing research support by providing us with an additional $4,000,000, to be paid as $500,000 quarterly over a two-year period, beginning this month,” said Maria Messinger, Chief Financial Officer of Cortex. “With Servier’s supplemental support, and a modest level of spending restraint, we expect to have sufficient resources to fund our operations into early fiscal 2004.”

For the year ended June 30, 2002, operating expenses increased from $6,841,000 to $7,487,000 or by 9 percent compared to the prior year. The increased costs primarily represented research and development expenses, including expenses for clinical trials of the AMPAKINE CX516.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and Anxiety Disorders. (http://www.cortexpharm.com/)

Note—This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to obtain additional capital needed to continue its operations; that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

(table follows)

CORTEX PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended June 30,		Years ended June 30,
	2002	2001	2002	2001
	(Unaudited)
Operating revenues	$1,106	$1,120	$6,432	$4,443
Operating expenses:
Research and development	1,020	1,192	5,043	4,410
General and administrative	479	722	2,444	2,431

Total operating expenses	1,499	1,914	7,487	6,841

Loss from operations	(393)	(794)	(1,055)	(2,398)
Interest income, net	10	54	72	255

Loss before cumulative effect of change in accounting principle	(383)	(740)	(983)	(2,143)
Cumulative effect of change in accounting principle	—	—	—	(530)

Net loss	$(383)	$(740)	$(983)	$(2,673)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.02)	$(0.04)	$(0.06)	$(0.13)
Change in accounting principle	—	—	—	(0.03)

Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.06)	$(0.16)

Shares used in computing net loss per share	16,849	16,629	16,712	16,603

Note:    Cortex adopted U.S. Securities and Exchange Commission’s Staff Accounting Bulletin No. 101 on Revenue Recognition in the fourth quarter of fiscal 2001, retroactive to July 1, 2000. As a result, Cortex recorded a non-cash charge of $530,000 to reflect a cumulative effect of accounting change related to certain contract revenues. Of this amount, a corresponding $530,000 was recorded in fiscal 2001 revenues, mostly in the first and second quarters.

CORTEX PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,
	2002	2001
Assets:
Cash, cash equivalents and short-term investments	$1,849	$4,557
Restricted cash	181	192
Other current assets	466	261

Total current assets	2,496	5,010
Furniture, equipment and leasehold improvements, net	452	497
Other assets	33	33

Total assets	$2,981	$5,540

Liabilities and stockholders’ (deficit) equity:
Current liabilities	$659	$797
Unearned revenues—current	2,187	2,230
Unearned revenues—non-current	727	2,393
Stockholders’ (deficit) equity	(592)	120

Total liabilities and stockholders’ (deficit) equity	$2,981	$5,540

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